UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona		85254
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Nuverra Environmental Solutions, Inc. (the “Company”) is providing the following risk factors to update the risk factors of the Company previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015, as amended by Amendment No. 1 on Form 10-K/A, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016.

Risks Related to Our Company and Our Indebtedness

Our asset-based revolving credit facility (“ABL Facility”) contains a covenant requiring us to refinance the ABL Facility in full on or before September 30, 2016 and has a maturity date of December 31, 2016. There can be no assurances that we will be able to timely refinance the ABL Facility, that any such refinancing would be available to us on attractive or acceptable terms, or that we will be able to otherwise obtain funds by selling assets or raising equity to repay the ABL Facility when due. Failure to timely refinance the ABL Facility, or obtain a waiver thereof, or repay the ABL Facility when due, may cause us to seek to restructure under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), which will adversely affect our financial condition and impair potential recoveries by creditors, including the lenders under our ABL Facility and the Term Loan and holders of our 2018 Notes and 2021 Notes, and by holders of our common stock.

Our ABL Facility contains a covenant requiring us to refinance the ABL Facility in full on or before September 30, 2016 and has a maturity date of December 31, 2016. There can be no assurances that we will be able to refinance the ABL Facility by September 30, 2016 or that any such refinancing would be available to us on attractive or acceptable terms. Any refinancing of the ABL Facility could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. If we fail to comply with our refinancing covenant, we would request a waiver from the lenders or may be required to repay the outstanding balance of the ABL Facility. Failure to obtain a waiver or cure the default through repayment of the facility would create an event of cross default under our other credit facilities and indentures, including the Term Loan and the Indentures governing the 2018 Notes and 2021 Notes. There can be no assurance that the lenders under the ABL Facility will grant a waiver of the covenant default or that the lenders under the Term Loan will grant a waiver of, or that the holders of our 2018 Notes and 2021 Notes will consent to, any cross default, and we currently do not have sufficient liquidity, including cash on hand, to repay the outstanding balance of the ABL Facility or our other indebtedness.

Even if a waiver of the refinancing covenant can be obtained, we do not have sufficient liquidity, including cash on hand, to repay the outstanding balance of the ABL Facility as required on September 30, 2016 or upon maturity on December 31, 2016. If we are unable to refinance our ABL Facility, we may need to dispose of assets or operations or issue equity to obtain necessary funds to repay the outstanding balance of the ABL Facility. In the event we are required to dispose of material assets or operations in order to repay our ABL Facility, we cannot provide assurance that we could effect these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our obligations. Any issuance of equity in connection with repayment of our ABL Facility could be materially dilutive to existing stockholders. We do not know whether we will be able to take any of these actions, if necessary, on a timely basis or on terms satisfactory to us or at all.

In the event that we are unable to timely refinance the ABL Facility, or obtain a waiver thereof, or repay the ABL Facility when due, we may need to restructure under the Bankruptcy Code, which will adversely affect our financial condition and impair potential recoveries by creditors, including the lenders under our ABL Facility and the Term Loan, holders of our 2018 Notes and 2021 Notes, and by holders of our common stock.

Our liquidity continues to decline due to deteriorating operating results and constraints imposed by our ABL Facility. Our ability to continue as a going concern is dependent upon our ability to generate sufficient liquidity to meet our obligations and operating needs.

The substantial and extended decline in oil and natural gas prices has resulted in significant reductions in our customers’ operating and capital expenditures. This extended downturn has resulted in a reduction in demand for our services as well as lower prices and operating margins, and has adversely affected our financial condition, results of operations and cash flows, resulting in a decline in liquidity to cover our operations.

In addition, recent amendments to our ABL Facility have further constrained our liquidity by reducing the maximum revolver commitments and availability thereunder through the implementation of additional reserves and an availability block and a reduction in availability attributable to eligible equipment. This has resulted in a material reduction in the amount we can borrow under the ABL Facility. In addition, the administrative agent for our ABL Facility has the periodic right to commission appraisals of the assets comprising our borrowing base. Recent appraisals have resulted in a reduction of the borrowing base and have required us to repay a portion of the amount outstanding under the ABL Facility in order to remain in compliance with applicable borrowing limitations. The administrative agent has the right to undertake future periodic appraisals and there can be no assurance that we will have sufficient cash on hand or other sources of liquidity to make any future repayments required as a result of such appraisals. These limitations under our ABL Facility could have a material adverse impact on our liquidity and financial condition as our ability to continue as a going concern is dependent upon our ability to generate sufficient liquidity to meet our obligations and operating needs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: July 13, 2016	By:	/s/ Joseph M. Crabb
Name: Joseph M. Crabb Title: Executive Vice President and Chief Legal Officer